Exhibit 99.1

BRT REALTY TRUST
REPORTS FOURTH QUARTER AND
FULL YEAR 2011 RESULTS

GREAT NECK, New York – December 12, 2011 – BRT REALTY TRUST (NYSE:BRT) a real estate investment trust primarily engaged in the business of originating and holding for investment senior mortgage loans secured by commercial and multi-family real estate in the United States, today announced its results of operations for the quarter and year ended September 30, 2011.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that: “During fiscal 2011, we resolved all our remaining problem loans, increased our loan origination activities and at fiscal year-end, all our loans are earning.  As a result, we are reporting positive results for the year ended September 30, 2011, after reporting losses in each of the two prior fiscal years.”

Results for the Three Months Ended September 30, 2011:

Total revenues for the three months ended September 30, 2011 increased 133% to $4.4 million compared to total revenues of $1.9 million for the three months ended September 30, 2010.  Total revenues increased due to increased interest on real estate loans and loan fee income.

Total expenses for the current three months declined 5% to $3.1 million compared to total expenses of $3.3 million for the three months ended September 30, 2010.  Total expenses decreased primarily as a result of a decline in foreclosure related expenses due to the resolution of the remaining problem loans.

Net income attributable to common shareholders increased by $3.1 million to $1.9 million or $.13 per share from a net loss attributable to common shareholders of $1.2 million or $(.08) per share.

Full Year 2011 Operating Results:

For fiscal 2011, BRT’s total revenues rose to $17.9 million or 120% over fiscal 2010, due to increased interest on real estate loans, increased loan fee income and a recovery of previously provided allowances.

BRT’s total expenses decreased to $13.8 million or 30.3% from fiscal 2010 due to the inclusion in fiscal 2010 of a provision for loan loss and impairment charges in the aggregate amount of $5.8 million.

Net income attributable to common shareholders increased by $14.4 million, to $6.4 million or $0.45 per diluted share from a net loss attributable to common shareholders of $8 million or $(0.58) per diluted share.

Reference to Form 10-K:

Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended September 30, 2011 for further details.  The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website.

About BRT Realty Trust:

BRT Realty Trust is a business trust organized in Massachusetts. BRT’s primary business is to originate and hold for investment senior mortgage loans secured by commercial and multi-family real estate property in the United States.  This includes originating loans to persons purchasing their own or third party mortgage debt at a discount.

For additional financial and descriptive information on BRT, its operations and its portfolio, please refer to its website at: www.BRTRealty.com.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our contemplated efforts to acquire multi-family residential properties, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on forward looking statements.  Information regarding certain important facts that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in BRT’s Annual Report on Form 10-K for the year ended September 30, 2011 and in particular “Item 1A. Risk Factors” included therein.

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues:
Interest and fees on loans	$3,390	$934	$10,328	$3,877
Rental revenue from real estate properties	880	812	3,456	3,422
Recovery of previously provided allowance	27	-	3,595	365
Other revenues	91	136	502	471
Total revenues	4,388	1,882	17,881	8,135

Expenses:
Interest - borrowed funds	461	417	2,112	2,584
Provision for loan loss	-	-	-	3,165
Impairment charges	-	-	-	2,625
General and administrative expenses	1,504	1,482	6,149	6,063
Operating expenses on real estate properties	685	629	3,340	3,216
Other expenses	460	742	2,233	2,191
Total expenses	3,110	3,270	13,834	19,844

Total revenues less total expenses	1,278	(1,388)	4,047	(11,709)

Equity in earnings of unconsolidated ventures	155	53	350	196
Gain on sale of available-for-sale securities	129	-	1,319	1,586
Loss on extinguishment of debt	-	-	(2,138)	-
Income (loss) from continuing operations	1,562	(1,335)	3,578	(9,927)

Discontinued operations:
Loss from operations	-	(6)	-	(602)
Impairment Charges	-	-	-	(745)
Gain on sale of real estate assets	4	19	1,346	1,937
Discontinued operations	4	13	1,346	590

Net income (loss)	1,566	(1,322)	4,924	(9,337)

Less net loss attributable to noncontrolling interest	297	156	1,450	1,322

Net income (loss) attributable to common shareholders	$1,863	$(1,166)	$6,374	$(8,015)

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.13	$(0.08)	$0.35	$(0.62)
Discontinued operations	$0.00	0.00	0.10	0.04
Basic and diluted earnings(loss) per share	$0.13	$(0.08)	$0.45	$(0.58)

Amounts attributable to BRT Realty Trust:
Income(loss) from continuing operations	$1,859	$(1,179)	$5,028	$(8,605)
Discontinued operations	4	13	1,346	590
Net income (loss)	$1,863	$(1,166)	$6,374	$(8,015)

Weighted average number of
common shares outstanding:
Basic and diluted	14,070,377	14,082,236	14,041,569	13,871,668